                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the  incorporation  by  reference in this  Amendment  No. 1 to the
Registration  Statement No.  333-105403 of Sierra Health Services,  Inc. on Form
S-3 of our report dated January 29, 2003,  (March 14, 2003 as to Notes 6 and 19)
(which  report  expresses an  unqualified  opinion and  includes an  explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard
No. 142 "Goodwill and Intangible Assets") appearing in the Annual Report on Form
10-K of Sierra Health Services, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada

July 3, 2003